Securities and Exchange Commission

100 F Street, N.E.

Judiciary Plaza

Washington, DC  20549

Ladies and Gentlemen:

      I hereby authorize Erik T. Hoover, Associate General Counsel and Corporate Secretary, E. I. du Pont de Nemours and Company, to sign and file on my behalf SEC Forms 3, 4 and 5 or any other SEC forms relating to changes in beneficial ownership of securities of The Chemours Company.  This authorization shall remain in effect as long as I am a director of The Chemours Company unless it is earlier specifically revoked by me.

       Very truly yours,

       /s/ Michael P. Heffernan

       Michael P. Heffernan

            Director

            The Chemours Company

       June 16, 2015

       Date